MODIFICATION OF MINING LEASE
                      AND OPTION TO PURCHASE


     This Modification of Mining Lease and Option to Purchase (this "Agreement") is executed as of the 31st day of May, 2004, by and between Crown Mines, L.L.C., as lessor ("Lessor"), and Unico, Incorporated, as lessee ("Lessee").

     WHEREAS, Lessor and Lessee executed that certain Mining Lease and Option to Purchase (the "Lease"), dated 12/1/2001; and

     WHEREAS, Lessee has requested that Lessor extend the term of the Lease and Lessor is willing to do so subject to the terms and conditions herein contained.

     NOW THEREFORE, KNOW ALL MEN BY THESE PRESENTS, that the Lease is and shall be modified and amended as follows:

     1. Term. Lessor and Lessee agree that paragraph 2 of the Lease shall be modified to extend the maturity date of the Lease from June 1, 2004, to August 31, 2005.

     2. Payments. For and in consideration of Lessor's agreement to extend the maturity date of the Lease, Lessee consents and agrees to make the following payments:

         (a) Lessee shall pay all past due royalties, taxes, assessments and all other amounts presently owed to Lessor under the Lease on or before September 1, 2004, such that by September 1, 2004, Lessee shall have cured all payment defaults under the Lease.

         (b) Lessee shall pay Lessor the sum of $1,000,000 on or before September 1, 2004 (the "Subject Payment"). The Subject Payment shall be deemed earned by Lessor when paid and shall be non-refundable. If Lessee elects to exercise its purchase option pursuant to paragraph 1(b) of the Lease and pays to Lessor all amounts required to be paid pursuant to such purchase option on or before August 31, 2005, the Subject Payment shall be applied against the purchase price required to be paid under paragraph 1(b) of the Lease. If Lessee fails to exercise timely its purchase option or such purchase option is otherwise terminated as provided in the Lease, Lessor shall be entitled to retain the Subject Payment. The purchase option shall terminate upon the termination of the Lease unless exercised by Lessee as provided in the Lease.

     3. Effectiveness of Lease. Except as modified and amended hereby, the Lease is and shall remain in full force and effect and, in addition to the past due amounts which Lessee agrees to pay as provided in paragraph 2(a) above, Lessee shall make the payments required under the Lease for the period from and after the effective date of this Agreement.

     4. Authority. Each of the undersigned officers of Lessor and Lessee represents and warrants to the other than such officer has been duly authorized, and has the power and authority, to execute this Agreement on behalf of Lessor and Lessee, respectively.

     5. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which will constitute a single document.

Executed as of the date set forth in the first paragraph hereof.


                                LESSOR:

                                CROWN MINES, L.L.C.


                                By  /s/ I.N. Fehr
                                  -------------------------------------
                                  I.N. Fehr, President and Secretary


                                LESSOR:

                                UNICO, INCORPORATED


                                By  /s/ Ray C. Brown
                                   ------------------------------------
                                Name:   Ray C. Brown
                                      ---------------------------------
                                Title:  Chairman
                                      ---------------------------------